EXCHANGE AGREEMENT

This Exchange Agreement (the "Agreement") is made and entered into as of the 2nd  day of July, 2004, between Atlantic Synergy, Inc., a Nevada corporation (hereinafter referred to as the "Company"), Acies, Inc., a Nevada Corporation (hereinafter referred to as "Acies"), and the persons executing this Agreement listed on the signature page hereto (referred to collectively as the “Acies Shareholders” or “Shareholders”) who own one hundred percent (100%) of the outstanding of Acies.

RECITALS

The Company desires to acquire all issued and outstanding shares of common stock of Acies, and Acies wishes to have all issued and outstanding shares of common stock of Acies acquired by the Company, on the terms and conditions set forth in this Agreement in exchange for unissued shares of the Company’s common stock (the “Exchange” or “Exchange Offer”), so that Acies will become a wholly owned subsidiary of the Company.

The board of directors of the Company and Acies have determined that it is in the best interest of the parties for the Company to acquire all issued and outstanding shares of common stock of Acies pursuant to an exchangeable share transaction.

The Acies Shareholders desire to exchange all of their shares of capital stock of Acies solely in exchange for the shares of authorized but unissued common stock, $.001 par value, of the Company.

The Company, Acies and the Acies’ Shareholders desire to set forth the terms of the Exchange Offer, which is intended to constitute a tax-free reorganization pursuant to the provisions of the Internal Revenue Code of 1986.

NOW, THEREFORE, in consideration of the terms, conditions, agreements and covenants contained herein (the receipt and sufficiency of which are acknowledged by each party), and in reliance upon the representations and warranties contained in this Agreement, the parties hereto agree as follows:

I.  RECITALS; TRUE AND CORRECT

The above stated recitals are true and correct and are incorporated into this Agreement.

II.  PURCHASE AND SALE

2.1

Purchase  and Sale.  Subject to all the terms and conditions of this Agreement, at the Closing,  Acies agrees to  receive from the Company, and the Company agrees to issue to the Acies Shareholders newly issued treasury shares of common stock of the Company (“Company Shares”) (the “Share Consideration”) according to Schedule A attached in exchange for the transfer of all the issued and outstanding shares of the common stock of Acies (“Acies’ Shares”) to the Company. Acies Shareholders shall surrender the certificates evidencing at least 80% of the issued and outstanding shares of Acies, duly endorsed with Medallion Guaranteed stock powers so as to make the Company the sole owner thereof ;

a)

The Company will issue and deliver up to 26,150,000 Company Shares (the “Shares”) in the name of the Acies Shareholders or its assigns in accordance with this Agreement;

b)

At Closing, the existing Directors of the Company shall appoint Oleg Firer to the Board of Directors to fill a vacancy thereon resulting from the prior resignation of Stephen A. Day as a Director.  Upon the appointment of Mr. Firer, the Company will have three (3) Directors;

c)

The Closing shall be consummated by the execution and acknowledgment by the Company and Acies of Articles of Share Exchange in accordance with applicable Nevada law. The Articles of Share Exchange executed and acknowledged shall be delivered for filing to the Secretary of State of the State of Nevada as promptly as possible after the consummation of the Closing. The Articles of Share Exchange shall specify the effective date and time of the Share Exchange;

d)

Acies Shareholders will transfer all issued Acies Shares to the Company in connection with this Agreement between.

2.2

Closing.   The parties shall hold the Closing on July 9, 2004 ("Closing Date"), at 9:00 P.M., local time or earlier, at the offices of the Company, or at such other time and place as the parties may agree upon.

2.3

Name Change.  As soon as practicable after the Closing, the Company will change its name to Acies, Inc. (the "Name Change").  Shareholder consent will be required under a Schedule 14C filed with the SEC and relevant provisions of Nevada law.  The Schedule 14C shall be filed with the SEC as required.

2.4

Restriction on issuance of shares under S-8 Registration Statement.  Subsequent  to the Closing Date  of  this Agreement  and  for  a  period of 12 months thereafter,  the Company   shall  not undertake and the Acies Shareholders shall not cause the Company  to   undertake  registration  of  more than  10%  of  the  issued  and   outstanding shares of common stock on the Closing Date on Form S-8.    The Company   will  sign  an  on-going  Reporting   Consulting   Agreement, consisting of a total of 750,000 shares and cash payments of $4,000 per month (or an aggregate of $48,000) to PCMS d/b/a Stephen Brock for on-going compliance with  SEC   and  NASD  requirements for a period of 12  months  post  Closing   Date.  This shall be binding upon Company post closing.

2.5

Plan of Action.  A plan of action regarding roles and responsibilities, including payment of costs and expenses, after execution of this Agreement is set forth on Schedule 2.9.

2.6

Pre-Closing Actions. The parties acknowledge that this Agreement is being executed prior to the negotiation and discussion of all matters relating to such exchangeable share transaction and prior to the negotiation and discussion of the schedules to this Agreement and documents to be delivered thereto.   As well, all of the representations and warranties may not be complete or true as of the date of signing of the Agreement.  The parties agree to work together in good faith in finalizing the documentation and resolving such issues prior to Closing, which may involve an amendment to this Agreement to reflect such issues.  All schedules and material documentation must be presented to the other party for review as soon as possible following execution of this Agreement.

III.  CONDUCT OF BUSINESS PENDING CLOSING

Acies and Company covenant that between the date hereof and the date of the Closing:

3.1

Access to Acies.  Acies shall (a) give to the Company and to the Company's counsel, accountants and other representatives reasonable access, during normal business hours, throughout the period prior to the Closing Date (as defined in Section 2.2), to all of the books, contracts, commitments and other records of Acies and shall furnish the Company during such period with all information concerning Acies that the Company may reasonably request; and (b) afford to the Company and to the Company's representatives, agents, employees and independent contractors reasonable access, during normal business hours, to the properties of Acies, in order to conduct inspections at the Company's expense to determine that Acies is operating in compliance with all applicable federal, state, local and foreign statutes, rules and regulations, and all material building, fire and zoning laws or regulations and that the assets of Acies are substantially in the condition and of the capacities represented and warranted in this Agreement; provided, however, that in every instance described in (a) and (b), the Company shall make arrangements with Acies reasonably in advance and shall use its best efforts to avoid interruption and to minimize interference with the normal business and operations of Acies. Any such investigation or inspection by the Company shall not be deemed a waiver of, or otherwise limit, the representations, warranties or covenants of Acies contained herein.

3.2

Conduct of Acies’ Business.  During the period from the date hereof to the Closing Date, Acies shall use reasonable efforts, to the extent such efforts are within Acies' control, to cause its business to be operated in the usual and ordinary course of business and in material compliance with the terms of this Agreement.

3.3

Exclusivity to the Company.  Until either this Agreement is terminated or the Exchange is closed, Acies agrees not to solicit any other inquiries, proposals or offers to purchase or otherwise acquire, in an exchange transaction or another type of transaction, the business of Acies or the shares of capital stock of Acies. Any person inquiring as to the availability of the business or shares of capital stock of Acies or making an offer therefore shall be told that Acies is bound by the provisions of this Agreement. Acies as well as its officers, directors, representatives or agents further agree to advise the Company promptly of any such inquiry or offer.

3.4 Access to the Company.  The Company shall (a) give to Acies and to Acies' counsel, accountants and other representatives reasonable access, during normal business hours, throughout the period prior to the Closing Date, to all of the books, contracts, commitments and other records of the Company and shall furnish Acies during such period with all information concerning the Company that Acies may reasonably request; and (b) afford to Acies and to Acies' representatives, agents, employees and independent contractors reasonable access, during normal business hours, to the properties of the Company in order to conduct inspections at Acies' expense to determine that the Company is operating in compliance with all applicable federal, state, local and foreign statutes, rules and regulations, and all material building, fire and zoning laws or regulations and that the assets of the Company are substantially in the condition and of the capacities represented and warranted in this Agreement; provided, however, that in every instance described in (a) and (b), Acies shall make arrangements with the Company reasonably in advance and shall use its best efforts to avoid interruption and to minimize interference with the normal business and operations of the Company. Any such investigation or inspection by Acies shall not be deemed a waiver of, or otherwise limit, the representations, warranties or covenants of the Company contained herein.

3.5

Conduct of the Company’s Business.  During the period from the date hereof to the Closing Date, the business of the Company shall be operated by the Company in the usual and ordinary course of such business and in material compliance with the terms of this Agreement.

3.6

Exclusivity to Acies.  Until either this Agreement is terminated or the Exchange is closed, the Company agrees not to solicit any other inquiries, proposals or offers to enter into exchange or business combination negotiations with other parties. Any person inquiring as to the availability of the Company for such purposes or the making an offer therefore shall be told that the Company is bound by the provisions of this Agreement. The Company as well as its officers, directors, representatives or agents further agree to advise Acies promptly of any such inquiry or offer.

3.7

Approval.  As promptly as reasonably practicable following the date of this Agreement, Acies shall take all action reasonably necessary in accordance with the laws of the state in which Acies is organized and its Articles of Incorporation and Bylaws to secure the required approval and adoption of this Agreement.

3.8

Mutual Cooperation. The initial press release relating to this Agreement shall be a joint press release.  Thereafter, each of Acies and the Company agree to provide 24 hour pre-notification to the other party of any news releases or regulatory filings which the party proposes to issue or file and shall agree to consider any reasonable recommendation or suggestion of the other party with respect thereto.   The Company shall be permitted to make announcements of Acies’ newsworthy activities provided the consent of Acies is obtained in writing, which consent shall not be reasonably withheld. Each party shall also provide the other party with notice a reasonable time in advance of, and shall permit a representative of the other party to review or participate in, any communications, meetings, or correspondence relating to investor relations matters, including matters relating to public offering activities which are expected to take place following Closing.

IV.  REPRESENTATIONS AND WARRANTIES OF ACIES

AND THE ACIES SHAREHOLDERS

Acies and the Acies’ Shareholders represent and warrant to the Company as follows, with the knowledge and understanding that the Company is relying materially upon such representations and warranties:

4.1

Organization and Standing.  Acies is a corporation duly organized, validly existing and in good standing under the laws of state in which Acies is organized. Acies has all requisite corporate power to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary under applicable law, except where the failure to qualify (individually or in the aggregate) does not have any material adverse effect on the assets, business or financial condition of Acies, and all states in which Acies is qualified to do business as of the date hereof, are listed in the information in Schedule 4.1. The copies of the Articles of Incorporation and Bylaws of Acies, as amended to date, delivered to the Company, are true and complete copies of these documents as now in effect. Prior to, and in connection with, this Agreement, Acies acquired substantially all of the assets, without liabilities, of both GM Solution, Inc., a New York corporation, and GMS Worldwide, LLC, a New York limited liability company doing business as GM Merchant Solution. Acies does not own any interest in any corporation, business trust or similar entity. The minute book of Acies contains accurate records of all meetings of its respective Board of Directors and shareholders since its incorporation.

4.2

Capitalization.  The authorized capitalization of Acies consists of Fifty Million (50,000,000) shares of common stock, $.001 par value per share, of which 19,060,000 shares are currently issued and outstanding, and no shares of preferred stock. All of such shares of capital stock are duly authorized, validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of the preemptive rights of any person. There are no subscriptions, options, warrants, rights or calls or other commitments or agreements to which Acies is a party or by which it is bound, calling for any issuance, transfer, sale or other disposition of any class of securities of Acies, except as set forth in Schedule 4.2. There are no outstanding securities convertible or exchangeable, actually or contingently, into shares of common stock or any other securities of Acies. Acies has no subsidiaries except as set forth in Schedule 4.2.

4.3

Binding Effect.  This Agreement constitutes, and all other agreements contemplated hereby will constitute, when executed and delivered by Acies in accordance therewith (and assuming due execution and delivery by the other parties hereto), the valid and binding obligation of Acies, enforceable in accordance with their respective terms, subject to general principles of equity and bankruptcy or other laws relating to or affecting the rights of creditors generally.

4.4

Properties.  Except as set forth on the information in Schedule 4.4 concerning Acies, Acies has good title to all of the assets which it purports to own as reflected on the balance sheet included in the Financial Statements (as hereinafter defined) or thereafter acquired. Acies has a valid leasehold interest in all material property of which it is the lessee and each such lease is valid, binding and enforceable against Acies and the other parties thereto, as the case may be, to the knowledge of Acies in accordance with its terms. Neither Acies nor the other parties thereto are in material default in the performance of any material provisions thereunder. Neither the whole nor any material portion of the assets of Acies is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of Acies, has any such condemnation, expropriation or taking been proposed. None of the assets of Acies is subject to any restriction which would prevent continuation of the use currently made thereof or materially adversely affect the value thereof.

4.5

Contracts Listed; No Default.  All contracts, agreements, licenses, leases, easements, permits, rights of way, commitments, and understandings, written or oral, connected with or relating in any respect to present or proposed future operations of Acies (except employment or other agreements terminable at will and other agreements which, in the aggregate, are not material to the business, properties or prospects of Acies and except governmental licenses, permits, authorizations, approvals and other matters referred to in Section 4.17) are listed and described in the information in Schedule 4.5 concerning Acies (the “Acies Contracts”). Acies is the holder of, or party to, all of Acies Contracts. To the knowledge of Acies, Acies Contracts are valid, binding and enforceable by the signatory thereto against the other parties thereto in accordance with their terms. Neither Acies nor any signatory thereto is in default or breach of any material provision of Acies Contracts. Acies’ operation of its business has been, is, and will, between the date hereof and the Closing Date, continue to be, consistent with the material terms and conditions of Acies Contracts.

4.6

Litigation.  Except as disclosed in the information in Schedule 4.6 concerning Acies, there is no claim, action, proceeding or investigation pending or, to the knowledge of Acies, threatened against or affecting Acies before or by any court, arbitrator or governmental agency or authority which, in the reasonable judgment of Acies, could have any materially adverse effect on Acies. There are no decrees, injunctions or orders of any court, governmental department, agency or arbitration outstanding against Acies.

     4.7 Taxes.  For purposes of this Agreement, (A) "Tax" (and, with correlative meaning, "Taxes") shall mean any federal, state, local or foreign income, alternative or add-on minimum, business, employment, franchise, occupancy, payroll, property, sales, transfer, use, value added, withholding or other tax, levy, impost, fee, imposition, assessment or similar charge, together with any related addition to tax, interest, penalty or fine thereon; and (B) "Returns" shall mean all returns (including, without limitation, information returns and other material information), reports and forms relating to Taxes or to any benefit plans as due and required.

 Acies has duly filed all Returns required by any law or regulation to be filed by it, except for extensions duly obtained. All such Returns were, when filed, and to the knowledge of Acies are, accurate and complete in all material respects and were prepared in conformity with applicable laws and regulations in all material respects. Acies has paid or will pay in full or has adequately reserved against all Taxes otherwise assessed against it through the Closing Date, and the assessment of any material amount of additional Taxes in excess of those paid and reported is not reasonably expected.

 Acies is not a party to any pending action or proceeding by any governmental authority for the assessment of any Tax, and no claim for assessment or collection of any Tax has been asserted against Acies that has not been paid. There are no Tax liens upon the assets (other than a lien of property taxes not yet due and payable) of Acies. There is no valid basis, to the knowledge of Acies, except as set forth in Schedule 4.7, for any assessment, deficiency, notice, 30-day letter or similar intention to assess any Tax to be issued to Acies by any governmental authority.

     4.8 Compliance with Laws and Regulations.  To its knowledge, Acies is in compliance, in all material respects, with all laws, rules, regulations, orders and requirements (federal, state and local) applicable to it in all jurisdictions where the business of Acies is currently conducted or to which Acies is currently subject which has a material impact on Acies, including, without limitation, all applicable civil rights and equal opportunity employment laws and regulations, and all state and federal antitrust and fair trade practice laws and the Federal Occupational Health and Safety Act laws, rules and regulations. Acies knows of no assertion by any party that Acies is in violation of any such laws, rules, regulations, orders, restrictions or requirements with respect to its current operations, and no notice in that regard has been received by Acies. To the knowledge of Acies, there is not presently pending any proceeding, hearing or investigation with respect to the adoption of amendments or modifications to existing laws, rules, regulations, orders, restrictions or requirements which, if adopted, would materially adversely affect the current operations of Acies.

     4.9 Compliance with Laws.  (a) To its knowledge, the business, operations, property and assets of Acies (and, to the knowledge of Acies, the business of any sub-tenant or licensee which is occupying or has occupied any space on any premises of Acies and the activities of which could result in any material adverse liability to Acies) (i) conform with and are in compliance in all material respects with all, and are not in material violation of any applicable federal, state and local laws, rules and regulations.

     (b) Except as disclosed in the information in Schedule 4.9 concerning Acies, no suit, action, claim, proceeding, nor investigation, review or inquiry by any court or federal, state, county, municipal or local governmental department, commission, board, bureau, agency or instrumentality, including, without limitation, any state or local health department (all of the foregoing collectively referred to as "Governmental Entity") concerning any such possible violations by Acies is pending or, to the knowledge of Acies, threatened, including, but not limited to, matters relating to diagnostic tests and products and product liability, environmental protection, hazardous or toxic waste, controlled substances, employment, occupational safety or tax matters. Acies does not know of any reasonable basis or ground for any such suit, claim, investigation, inquiry or proceeding. For purposes of this Section 4.9, the term "inquiry" includes, without limitation, all pending regulatory issues (whether before federal, state, local or inter-governmental regulatory authorities) concerning any regulated product.

     4.10 Information.  Acies has furnished and will continue to furnish the Company all information and

(a)

The books and records of Acies are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

(b)

Acies has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise in excess of Twenty-Five Thousand Dollars ($25,000).

     4.11 Condition of Assets.  The equipment, fixtures and other personal property of Acies, taken as a whole, is in good operating condition and repair (ordinary wear and tear excepted) for the conduct of the business of Acies as is contemplated to be conducted.

     4.12 No Breaches.  To its knowledge, the making and performance of this Agreement and the other agreements contemplated hereby by Acies will not (i) conflict with or violate the Articles of Incorporation or the Bylaws of Acies; (ii) violate any material laws, ordinances, rules or regulations, or any order, writ, injunction or decree to which Acies is a party or by which Acies or any of its respective assets, businesses, or operations may be bound or affected; or (iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any asset of Acies under, or create any rights of termination, cancellation or acceleration in any person under, any Acies Contract.

     4.13 Employees.  None of the employees of Acies is represented by any labor union or collective bargaining unit and, to the knowledge of Acies, no discussions are taking place with respect to such representation.

     4.14 Financial Statements.  Acies has furnished or will, within 75 days of Closing, furnish the Company with Acies’ financial statements (the "Financial Statements") which will have been prepared in accordance with Regulation S-X of the SEC and, in particular, Rules 1-02 and 3-05 promulgated thereunder.  The Financial Statements present fairly, in all respects, the consolidated financial position and results of operations of Acies as of the dates and periods indicated, prepared in accordance with generally accepted accounting principles consistent with ("GAAP").  Without limiting the generality of the foregoing, (i) there is no basis for any assertion against Acies as of the date of the Financial Statements of any debt, liability or obligation of any nature not fully reflected or reserved against in the Financial Statements; and (ii) there are no assets of Acies as of the date of the Financial Statements, the value of which is overstated in the Financial Statements. Except as disclosed in the Financial Statements, Acies has no known contingent liabilities (including liabilities for Taxes), forward or long-term commitments or unrealized or anticipated losses from unfavorable commitments other than in the ordinary course of business. Acies is not a party to any contract or agreement for the forward purchase or sale of any foreign currency that is material to Acies taken as a whole.

     4.15 Absence of Certain Changes or Events.  Since the latest balance sheet date of the Financial Statements, there has not been:

          (a) Any material adverse change in the financial condition, properties, assets, liabilities or business of Acies;

          (b) Any material damage, destruction or loss of any material properties of Acies, whether or not covered by insurance;

          (c) Any material change in the manner in which the business of  Acies has been conducted;

          (d) Any material change in the treatment and protection of trade secrets or other confidential information of Acies;

          (e) Any material change in the business or contractual relationship of  Acies with any customer or supplier which might reasonably be expected to materially and adversely affect the business or prospects of  Acies;

          (f) Any agreement by Acies, whether written or oral, to do any of the foregoing; and

          (g) Any occurrence not included in paragraphs (a) through (f) of this Section 4.16 which has resulted, or which Acies has reason to believe, in its reasonable judgment, might be expected to result, in a material adverse change in the business or prospects of Acies.

     4.16 Governmental Licenses, Permits, Etc.  To its knowledge, Acies has all governmental licenses, permits, authorizations and approvals necessary for the conduct of its business as currently conducted ("Licenses and Permits"). The information in Schedule 4.16 concerning Acies includes a list of all Licenses and Permits. All Licenses and Permits are in full force and effect, and no proceedings for the suspension or cancellation of any License or Permit is pending or threatened.

     4.17 Employee Agreements.  Except as included or described in Schedule 4.17, Acies is not a party to and does not have, in effect or to become effective after the date of this Agreement, any oral or written (1) employment agreement or collective bargaining agreement; (2) contract for employment or compensation arrangement with any officer, director or employee; (3) consulting agreement ; or (4) agreement or arrangement that provides for bonus, cash or deferred compensation, severance pay, medical, health or hospitalization benefits, pension, profit sharing, thrift or retirement benefits, stock options, employee stock ownership, life or group insurance, death or welfare benefits, incentives, vacation pay, sick leave, a cafeteria plan, so-called "golden parachute" payments, disability benefits or a trust.

     4.18 Brokers.  Acies has not made any agreement or taken any action with any person or taken any action which would cause any person to be entitled to any agent's, broker's or finder's fee or commission in connection with the transactions contemplated by this Agreement.

     4.19 Business Locations.  Acies does not own or lease any real or personal property in any location except as set forth on the information in the Schedule 4.19 or otherwise noted on the financial statements of the company to be rendered in the audit concerning Acies. Acies does not have a place of business (including, without limitation, Acies’ executive offices or place where Acies’ books and records are kept) except as otherwise set forth on the information in Schedule 4.19 concerning Acies.

     4.20 Intellectual Property.  The information in Schedule 4.20 or alternatively in the audited financial statements concerning Acies lists all of the Intellectual Property (as hereinafter defined) used by Acies which constitutes a material patent, trade name, trademark, service mark or application for any of the foregoing. "Intellectual Property" means all of Acies’ right, title and interest in and to all patents, trade names, assumed names, trademarks, service marks, and proprietary names, copyrights (including any registration and pending applications for any such registration for any of them), together with all the goodwill relating thereto and all other intellectual property of Acies. Other than as disclosed in the information in Schedule 4.20 concerning Acies, Acies does not have any licenses granted by or to it or other agreements to which it is a party, relating in whole or in part to any Intellectual Property, whether owned by Acies or otherwise. All of the patents, trademark registrations and copyrights listed in the information in Schedule 4.20 concerning Acies that are owned by Acies are valid and in full force and effect. To the knowledge of Acies, it is not infringing upon, or otherwise violating, the rights of any third party with respect to any Intellectual Property. No proceedings have been instituted against or claims received by Acies, nor to its knowledge are any proceedings threatened alleging any such violation, nor does Acies know of any valid basis for any such proceeding or claim. To the knowledge of Acies, there is no infringement or other adverse claims against any of the Intellectual Property owned or used by Acies. To the knowledge of Acies, its use of software does not violate or otherwise infringe the rights of any third party.

4.21 Warranties.  The information in Schedule 4.21 concerning Acies sets forth a true and complete list of the forms of all express warranties and guaranties made by Acies to third parties with respect to any services rendered by Acies.

     4.22 Suppliers.  Except as set forth in the information in Schedule 4.22 concerning Acies, Acies knows and has no reason to believe that, either as a result of the transactions contemplated hereby or for any other reason (exclusive of expiration of a contract upon the passage of time), any present material supplier of Acies will not continue to conduct business with Acies after the Closing Date in substantially the same manner as it has conducted business prior thereto.

     4.23 Accounts Receivable.  The accounts receivable reflected on the balance sheets included in the Financial Statements, or thereafter acquired by Acies, consists, in the aggregate in all material respects, of items which are collectible in the ordinary and usual course of business.

     4.24 Governmental Approvals.  To its knowledge, other than as set forth herein, no authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by Acies with, any governmental authority, federal, state or local, is required in connection with Acies’ execution, delivery and performance of this Agreement.

4.25 No Omissions or Untrue Statements.  None of the information relating to Acies supplied or to be supplied in writing by it specifically for inclusion in SEC filings, at the respective times that the filings are made contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.26 Information concerning Acies Complete.  Acies shall promptly provide to the Company notice concerning any of the information concerning Acies furnished hereunder if events occur prior to the Closing Date that would have been required to be disclosed had they existed at the time of executing this Agreement. The information provided to the Company concerning Acies, as supplemented prior to the Closing Date, will contain a true, correct and complete list and description of all items required to be set forth therein. The information provided to the Company concerning Acies, as supplemented prior to the Closing Date, is expressly incorporated herein by reference. Notwithstanding the foregoing, any such supplement to the information furnished by Acies following the date hereof shall not in any way affect the Company’s right not to consummate the transactions contemplated hereby as set forth herein.

4.27 Acquisition of the Shares by the Acies Shareholders. The Acies Shareholders are acquiring the Shares for their own account without the participation of any other person and with the intent of holding the Shares for investment and without the intent of participating, directly or indirectly, in a distribution of the Shares, or any portion thereof, and not with a view to, or for resale in connection with, any distribution of the Shares, or any portion thereof.  The Acies Shareholders have read, understand and consulted with their legal counsel regarding the limitations and requirements of Section 5 of the 1933 Act. The Acies Shareholders will offer, sell, pledge, convey or otherwise transfer the Shares, or any portion thereof, only if: (i) pursuant to an effective registration statement under the 1933 Act and any and all applicable state securities or Blue Sky laws or in a transaction which is otherwise in compliance with the 1933 Act and such laws; or (ii) pursuant to a valid exemption from registration.

4.28 Accredited Investor Status.  The Exchange and the transactions contemplated thereby, meet an exemption from registration pursuant to Rule 506 of Regulation D promulgated under the 1933 Act.

4.29 Accuracy of Representations and Performance of Covenants.  The representations and warranties made by Acies in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement).  Acies shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Acies prior to or at the Closing.  The Company shall be furnished with a certificate, signed by a duly authorized executive officer of Acies and dated the Closing Date, to the foregoing effect.

V.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Acies as follows, with the knowledge and understanding that Acies is relying materially on such representations and warranties:

     5.1 Organization and Standing of the Company.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada, and has the corporate power to carry on its business as now conducted and to own its assets and is not required to qualify to transact business as a foreign corporation in any state or other jurisdiction. The copies of the Articles of Incorporation and Bylaws of the Company, delivered to Acies, are true and complete copies of those documents as now in effect. The Company does not own any capital stock in any other corporation, business trust or similar entity, and is not engaged in a partnership, joint venture or similar arrangement with any person or entity. The minute books of the Company contain accurate records of all meetings of its incorporator, shareholders and Board of Directors since its date of incorporation.

     5.2 Company's Authority.  The Company's Board of Directors has approved and adopted this Agreement and the Exchange.

5.3 Due Execution.  This Agreement constitutes, and all other agreements contemplated hereby will constitute, when executed and delivered by the Company in accordance herewith (and assuming due execution and delivery by the other parties hereto), the valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to general principles of equity and bankruptcy or other laws relating to or affecting the rights of creditors generally.

     5.4 No Breaches.  To its knowledge, the making and performance of this Agreement (including, without limitation, the issuance of the Shares) by the Company will not (i) conflict with the Articles of Incorporation or the Bylaws of the Company; (ii) violate any order, writ, injunction, or decree applicable to the Company; or (iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any asset of the Company under, or create any rights of termination, cancellation or acceleration in any person under, any agreement, arrangement or commitment, or violate any provisions of any laws, ordinances, rules or regulations or any order, writ, injunction or decree to which the Company is a party or by which the Company or any of its assets may be bound.

     5.5 Capitalization. (a) Prior to the execution and delivery of this Agreement, the Company amended its articles of incorporation to increase the aggregate number of shares that the Company is authorized to issue to Fifty Million (50,000,000) shares of common stock having a $.001 par value, and Five Million (5,000,000) shares of preferred stock having a $.001 par value.

(b) The Company is currently authorized to issue Fifty Million (50,000,000) shares of common stock, par value $.001 per share, of which 9,098,750 shares will be issued and outstanding on the Closing Date prior to the issuance of the shares to the Acies Shareholders as set forth in Section 2.1(a), and Five Million (5,000,000) shares of preferred stock, par value $.001 per share, of which no shares will be issued and outstanding on the Closing Date.  All issued and outstanding shares are duly authorized, validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.  The Company has issued options to Nebwest to purchase 105,000 shares of the Company’s common stock for $0.09 per share, which options expire in November 2005.  The Company had previously issued an option to a former director to purchase 200,000 shares of Common Stock as well as to another one of its officers and directors.  The Company and such former director have entered into an agreement whereby the former director will cancel the option in exchange for certain intellectual property owned by the Company and the other officer and director has agreed to cancel his options.  Except for the foregoing and for the shares to be issued under the terms of this Agreement or otherwise referred to in this Agreement, there are no agreements, commitments, obligations, options, warrants or similar rights, oral or written, known to the Company or its affiliates under which additional shares of the Company are required to be issued after the Closing.  The Share Consideration to be issued upon effectiveness of the Exchange, when issued in accordance with the terms of this Agreement shall be duly authorized, validly issued, fully paid and non-assessable.

     5.6 Business.  The Company, since its formation, has engaged in no business other than as set forth in the Company’s Securities and Exchange Commission (the “SEC”) filings.

     5.7 Governmental Approval; Consents.  To its knowledge, except for the reports required to be filed by the Company, as a reporting company, under the Exchange Act, or certain filing of the Company with the SEC under the Securities Act, no authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by the Company with, any governmental authority, federal, state or local, is required in connection with the Company's execution, delivery and performance of this Agreement. No consents of any other parties are required to be received by or on the part of the Company to enable the Company to enter into and carry out this Agreement.

     5.8 Financial Statements.  To its knowledge, the financial statements of the Company as set forth in Company’s SEC filings (the "Company Financial Statements") present fairly, in all material respects, the financial position of the Company as of the respective dates and the results of its operations for the periods covered in accordance with GAAP applicable to the United States. Without limiting the generality of the foregoing, (i) except as set forth in Schedule 5.13 and as follows, there is no basis for any assertion against the Company as of the date of said balance sheets of any material debt, liability or obligation of any nature not fully reflected or reserved against in such balance sheets or in the notes thereto; and (ii) there are no assets of the Company, the value of which (in the reasonable judgment of Company) is materially overstated in said balance sheets. Except as disclosed therein, the Company has no known material contingent liabilities (including liabilities for Taxes), unusual forward or long-term commitments or unrealized or anticipated losses from unfavorable commitments. The Company is not a party to any contract or agreement for the forward purchase or sale of any foreign currency.

     5.9 Adverse Developments.  Except as expressly provided or set forth in, or required by, this Agreement, or as set forth in the Company Financial Statements, since the last date of its financial information in the Company’s SEC filings, there have been no materially adverse changes in the assets, liabilities, properties, operations or financial condition of the Company, and no event has occurred other than in the ordinary and usual course of business or as set forth in the Company's SEC filings or in the Company Financial Statements which could be reasonably expected to have a materially adverse effect upon the Company, and the Company does not know of any development or threatened development of a nature that will, or which could be reasonably expected to, have a materially adverse effect upon the Company's operations or future prospects.

     5.10 Contracts Listed.  All material contracts, agreements, licenses, leases, easements, permits, rights of way, commitments, and understandings, written or oral, connected with or relating in any respect to the present operations of the Company (the “Company Contracts”) are, with the exception of this Agreement, described in the Company's SEC filings.

     5.11 No Default.  All of the contracts, agreements, leases, commitments and understandings, written or oral, and any other contract, agreement, lease, commitment or understanding, written or oral, binding upon the Company referred to in section 5.10 above, are listed in the Company's SEC filings. To the knowledge of the Company, the Company Contracts are valid, binding and enforceable by the Company against the other parties thereto in accordance with their terms. Neither the Company nor, to the knowledge of the Company, any of the other parties thereto is in default or breach of any material provision of the Company Contracts. The Company has furnished Acies with a true and complete copy of each Company Contract, as amended.

     5.12 Taxes.  The Company has duly filed all Returns required by any law or regulation to be filed by it except for extensions duly obtained. All such Returns were, when filed, and to the best of the Company's knowledge are, accurate and complete in all material respects and were prepared in conformity with applicable laws and regulations. The Company has paid or will pay in full or has adequately reserved against all Taxes otherwise assessed against it through the Closing Date, and the assessment of any material amount of additional Taxes in excess of those paid and reported is not reasonably expected.

The Company is not a party to any pending action or proceeding by any governmental authority for the assessment of any Tax, and no claim for assessment or collection of any Tax has been asserted against the Company that has not been paid. There are no Tax liens upon the assets of the Company (other than a lien of personal property taxes not yet due and payable). There is no valid basis, to the best of the Company's knowledge, except as set forth in the Schedule 5.12, for any assessment, deficiency, notice, 30-day letter or similar intention to assess any Tax to be issued to the Company by any governmental authority.

     5.13 Litigation.  Except as disclosed in this Agreement, the Company's SEC filings or Schedule 5.13, there is no claim, action, proceeding or investigation pending or, to the Company's knowledge, threatened against or affecting the Company before or by any court, arbitrator or governmental agency or authority which, in the reasonable judgment of the Company, could have a materially adverse effect on the Company. There are no decrees, injunctions or orders of any court, governmental department, agency or arbitration outstanding against the Company.

     5.14 Compliance with Laws and Regulations.  To its knowledge, the Company is in compliance, in all material respects, with all laws, rules, regulations, orders and requirements (federal, state and local) applicable to it in all jurisdictions in which the business of the Company is currently conducted or to which the Company is currently subject, which may have a material impact on the Company, including, without limitation, all applicable civil rights and equal opportunity employment laws and regulations, all state and federal antitrust and fair trade practice laws and the Federal Occupational Health and Safety Act. The Company does not know of any assertion by any party that the Company is in violation of any such laws, rules, regulations, orders, restrictions or requirements with respect to its current operations, and no notice in that regard has been received by the Company. To the Company's knowledge, there is not presently pending any proceeding, hearing or investigation with respect to the adoption of amendments or modifications of existing laws, rules, regulations, orders, restrictions or requirements which, if adopted, would materially adversely affect the current operations of the Company.

     5.15 Compliance with Laws.  (a) To its knowledge, the business operations, property and assets of the Company (and to the knowledge of the Company, the business of any sub-tenant or license which is occupying or has occupied any space on any premises of the Company and the activities of which could result in any material adverse liability to the Company) (i) conform with and are in compliance in all material respects with all, and are not in material violation of any applicable federal, state and local laws, rules and regulations, including laws, rules or regulations relating to tax, product liability, controlled substances, product registration, environmental protection, hazardous or toxic waste, employment, or occupational safety matters; and (ii) have been conducted and operated in a manner such that, to the Company's knowledge, the Company has no foreseeable potential liabilities for environmental clean-up under any law, rule, regulation or common or civil law doctrine.

     (b) To its knowledge, no predecessor-in-title to any real property now or previously owned or operated by the Company, nor any predecessor operator thereof conducted its business or operated such property in violation of any applicable, federal, state and local laws, rules and regulations relating to environmental protection or hazardous or toxic waste matters.

     (c) Except as disclosed in the Company's SEC filings, no suit, action, claim, proceeding nor investigation review or inquiry by any Government Entity (as defined in Section 4.9) concerning any such possible violations by the Company is pending or, to the Company's knowledge, threatened, including, but not limited to, matters relating to diagnostic tests and products and product liability, environmental protection, hazardous or toxic waste, controlled substances, employment, occupational safety or tax matters. The Company does not know of any reasonable basis or ground for any such suit, claim, investigation, inquiry or proceeding.

     5.16 Governmental Licenses, Permits, Etc.  To its knowledge, the Company has all governmental licenses, permits, authorizations and approvals necessary for the conduct of its business as currently conducted. All such licenses, permits, authorizations and approvals are in full force and effect, and no proceedings for the suspension or cancellation of any thereof is pending or threatened.

5.17 Brokers.  The Company has not made any agreement or taken any action with any person or taken any action which would cause any person to be entitled to any agent's, broker's or finder's fee or commission in connection with the transactions contemplated by this Agreement.

     5.18 Employee Plans.  Except as listed in the Company's SEC filings, the Company has no employees, consultants or agents, and the Company has no plans or compensation arrangements with employees or consultants including, but not limited to, bonus, cash or deferred compensation, severance pay, medical, health or hospitalization benefits, pension, profit sharing, thrift or retirement benefits, stock options, employee stock ownership, life or group insurance, death or welfare benefits, incentives, vacation pay, sick leave, a cafeteria plan, so-called "golden parachute" payments, disability benefits or a trust.

5.19 SEC Filings.  The Company has filed all forms, reports and documents that are required to be filed by the Company with the SEC since the date on which it was obligated to file such reports, except as otherwise disclosed herein.  All such required forms, reports and documents (including such forms, reports and documents that the Company may file subsequent to the date hereof) are referred to herein as the “SEC Reports.”  As of their respective dates, to the Company’s knowledge, the SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as applicable, and the rules and regulations of the SEC thereunder applicable to such SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed SEC Report that was filed before the date of this Agreement.

 5.20 Liabilities.  The Company acknowledges that it will have no liabilities outstanding on the Closing Date.

5.21 Quotation on the OTC Bulletin Board.  The Company’s Common Stock is quoted on the OTC Bulletin Board under the symbol “ASGY.OB” and the Company will retain such quotation on the OTC Bulletin Board until the Closing of the transactions contemplated herein.

5.22 Approval of the Exchange by the Company’s Shareholders.  The transactions contemplated by this Agreement do not require the approval of the Company’s shareholders and the Company is not required to file a Schedule 14A or 14C with the Securities and Exchange Commission as a result of the transactions contemplated herein.

5.23 Approval of the Exchange Offer and related transactions by the Company’s shareholders is not required by Nevada law or the Company’s Articles of Incorporation or Bylaws or any amendments thereto.

5.24 Accuracy of Representations and Performance of Covenants.  The representations and warranties made by the Company in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement).  The Company shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company prior to or at the Closing.  The Company shall be furnished with a certificate, signed by a duly authorized executive officer of the Company and dated the Closing Date, to the foregoing effect.

VI.  STOCKHOLDER APPROVAL; CLOSING DELIVERIES

6.1

Approval of the Exchange by the Company’s Shareholders.  The transactions contemplated by this Agreement do not require the approval of the Company’s shareholders and the Company is not required to file a Schedule 14A or 14C with the Securities and Exchange Commission as a result of the transactions contemplated herein.

6.2

Closing Deliveries of Acies.  At the Closing, Acies shall deliver, or cause to be delivered, to the Company:

(a)

A certificate dated as of the Closing Date, to the effect that the representations and warranties of Acies contained in this Agreement (and the Schedules to be provided for Closing) are true and correct in all material respects at and as of the Closing Date and that Acies has complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by Acies on or prior to the Closing Date;

(b)

A certificate, dated as of the Closing Date, certifying as to the Articles of Incorporation and Bylaws of Acies, the incumbency and signatures of the officers of each of Acies and copies of the directors’ and shareholders' resolutions of Acies approving and authorizing the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby;

(c)

Stock certificates representing all of Acies’ Shares, duly endorsed for transfer to the Company or as the Company may otherwise direct.

(d)

Such other documents, at the Closing or subsequently, as may be reasonably requested by the Company as necessary for the implementation and consummation of this Agreement and the transactions contemplated hereby.

6.3

Closing Deliveries of Company.  At the Closing, the Company shall deliver to Acies:

(a)

A certificate of the Company, dated as of the Closing Date, to the effect that the representations and warranties of the Company contained in this Agreement (and the Schedules to be provided for Closing) are true and correct in all material respects and that the Company has complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by the Company on or prior to the Closing Date;

(b)

A certificate, dated as of the Closing Date, executed by the Secretary of the Company, certifying the Articles of Incorporation, Bylaws, incumbency and signatures of officers of the Company and copies of the Company’s directors’ and shareholders' resolutions approving and authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(c)

Books and records of the Company;

(d)

A corporate resolution that will irrevocably instruct Pacific Stock Transfer about the exchange ratio representing the Shares issued as Share Consideration hereunder and instructions to issue share certificates to the Acies Shareholders in the appropriate amounts, including evidence of any share conditions attributable to the  Shares.

(e)

Share certificates in the appropriate amount of Company Shares issued to the Acies Shareholders. No Shares shall be issued until the Company shall have received a certificate (or certificates) for the required number of Acies Shares.

(f)

Such other documents, at the Closing or subsequently, as may be reasonably requested by Acies as necessary for the implementation and consummation of this Agreement and the transactions contemplated hereby.

VII.  CONDITIONS TO OBLIGATIONS OF ACIES

The obligation of Acies to consummate the Closing is subject to the following conditions, any of which may be waived by Acies in its sole discretion:

     7.1 Compliance by the Company.  The Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by the Company prior to or on the Closing Date.

     7.2 Accuracy of the Company's Representations.  The Company's representations and warranties contained in this Agreement (including all Schedules) or any schedule, certificate or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date (except for such changes permitted by this Agreement) and shall be deemed to be made again as of the Closing Date.

     7.3 Documents.  All documents and instruments delivered by the Company to Acies at the Closing shall be in form and substance reasonably satisfactory to Acies and its counsel.

     7.4 Litigation.  No litigation seeking to enjoin the transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or, to Company’s knowledge, be threatened.

VIII.  CONDITIONS TO THE COMPANY'S OBLIGATIONS

The Company's obligation to consummate the closing is subject to the following conditions, any of which may be waived by the Company in its sole discretion:

     8.1 Compliance by Acies.  Acies shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with prior to or on the Closing Date.

     8.2 Accuracy of Acies' Representations.  Acies' representations and warranties contained in this Agreement (including the Schedules hereto) or any schedule, certificate or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date (except for such changes permitted by this Agreement) and shall be deemed to be made again as of the Closing Date.

     8.3 Material Adverse Change.  No material adverse change shall have occurred subsequent to the last date of the financial statements of Acies furnished to the Company under this Agreement in the financial position, results of operations, assets, liabilities or prospects of Acies taken as a whole, nor shall any event or circumstance have occurred which would result in a material adverse change in the business, assets or condition, financial or otherwise, of Acies taken as a whole, within reasonable discretion of the Company.

     8.4 Litigation.  No litigation seeking to enjoin the transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or, to Acies’ knowledge, be threatened.

IX.  INDEMNIFICATION

     9.1 By Acies.  Subject to Section 9.4, Acies shall indemnify, defend and hold the Company, its directors, officers, shareholders, attorneys, agents and affiliates, harmless from and against any and all losses, costs, liabilities, damages, and expenses (including legal and other expenses incident thereto) of every kind, nature and description, including any undisclosed liabilities (collectively, "Losses") that result from or arise out of (i) the breach of any representation or warranty of Acies set forth in this Agreement or in any certificate delivered to Company pursuant hereto; or (ii) the breach of any of the covenants of Acies contained in or arising out of this Agreement or the transactions contemplated hereby.

     9.2 By the Company.  Subject to Section 9.4, The Company and the Company’s pre-Exchange board of directors as of the date of signing of this Agreement shall indemnify, defend, and hold Acies its directors, officers, shareholders, attorneys, agents and affiliates harmless from and against any and all Losses that arise out of (i) the breach of any representation or warranty of the Company set forth in this Agreement or in any certificate delivered to Acies pursuant hereto; (ii) the breach of any of the covenants of the Company contained in or arising out of this Agreement or the transactions contemplated hereby, (iii) any liabilities of the Company not disclosed herein or in its SEC filings which arise from any facts or circumstances prior to the date of the closing of the Exchange and which occurred through no fault of Acies or its Affiliates; or (iv) any liabilities of the Company resulting from the litigation matters disclosed in Schedule 5.13.

     9.3 Claims Procedure.  Should any claim covered by Sections 9.1 or 9.2 be asserted against a party entitled to indemnification under this Article (the "Indemnitee"), the Indemnitee shall promptly notify the party obligated to make indemnification (the "Indemnitor"); provided, however, that any delay or failure in notifying the Indemnitor shall not affect the Indemnitor's liability under this Article if such delay or failure was not prejudicial to the Indemnitor. The Indemnitor upon receipt of such notice shall assume the defense thereof with counsel reasonably satisfactory to the Indemnitee and the Indemnitee shall extend reasonable cooperation to the Indemnitor in connection with such defense. No settlement of any such claim shall be made without the consent of the Indemnitor and Indemnitee, such consent not to be unreasonably withheld or delayed, nor shall any such settlement be made by the Indemnitor which does not provide for the absolute, complete and unconditional release of the Indemnitee from such claim. In the event that the Indemnitor shall fail, within a reasonable time, to defend a claim, the Indemnitee shall have the right to assume the defense thereof without prejudice to its rights to indemnification hereunder.

     9.4 Limitations on Liability.  Neither Acies nor the Company shall be liable hereunder as a result of any misrepresentation or breach of such party's representations, warranties or covenants contained in this Agreement unless and until the Losses incurred by each, as the case may be, as a result of such misrepresentations or breaches under this Agreement shall exceed, in the aggregate, US$20,000 (in which case the party liable therefore shall be liable for the entire amount of such claims, including the first US$20,000).

X.  TERMINATION

     10.1 Termination Prior to Closing.  (a) If the Closing has not occurred by 30 days after the execution of this Agreement or such other date as mutually agreed upon by the parties (the "Termination Date"), any of the parties hereto may terminate this Agreement at any time thereafter by giving written notice of termination to the other parties; provided, however, that no party may terminate this Agreement if such party has willfully or materially breached any of the terms and conditions hereof.  Prior to the Termination Date, Acies may terminate this Agreement.

     (b) Prior to the Termination Date either party to this Agreement may terminate this Agreement following the insolvency or bankruptcy of the other, or if any one or more of the conditions to Closing set forth in Article VI, Article VII or Article VIII shall become incapable of fulfillment and shall not have been waived by the party for whose benefit the condition was established, then either party may terminate this Agreement.

     10.2 Consequences of Termination.  Upon termination of this Agreement pursuant to this Article X or any other express right of termination provided elsewhere in this Agreement, the parties shall be relieved of any further obligation to the other.  No termination of this Agreement, however, whether pursuant to this Article X hereof or under any other express right of termination provided elsewhere in this Agreement, shall operate to release any party from any liability to any other party incurred before the date of such termination or from any liability resulting from any willful misrepresentation made in connection with this Agreement or willful breach hereof.

XI.  ADDITIONAL COVENANTS

     11.1 Mutual Cooperation.  The parties hereto will cooperate with each other, and will use all reasonable efforts to cause the fulfillment of the conditions to the parties' obligations hereunder and to obtain as promptly as possible all consents, authorizations, orders or approvals from each and every third party, whether private or governmental, required in connection with the transactions contemplated by this Agreement.

     11.2 Changes in Representations and Warranties of Acies.  Between the date of this Agreement and the Closing Date, Acies shall not, directly or indirectly, enter into any transaction, take any action, or by inaction permit an event to occur, which would result in any of the representations and warranties of Acies herein contained not being true and correct at and as of (a) the time immediately following the occurrence of such transaction or event or (b) the Closing Date. Acies shall promptly give written notice to the Company upon becoming aware of (i) any fact which, if known on the date hereof, would have been required to be set forth or disclosed pursuant to this Agreement and (ii) any impending or threatened breach in any material respect of any of the representations and warranties of Acies contained in this Agreement and with respect to the latter shall use all reasonable efforts to remedy same.

     11.3 Changes in Representations and Warranties of the Company.  Between the date of this Agreement and the Closing Date, Company shall not, directly or indirectly, enter into any transaction, take any action, or by inaction permit an event to occur, which would result in any of the representations and warranties of the Company herein contained not being true and correct at and as of (a) the time immediately following the occurrence of such transaction or event or (b) the Closing Date. The Company shall promptly give written notice to Acies upon becoming aware of (i) any fact which, if known on the date hereof, would have been required to be set forth or disclosed pursuant to this Agreement and (ii) any impending or threatened breach in any material respect of any of the representations and warranties of the Company contained in this Agreement and with respect to the latter shall use all reasonable efforts to remedy same.

11.4. Blue Sky Manual Exemption.  The Company shall file with Standard & Poors or Moody’s within one hundred fifty (150) days from the date of Closing.

11.5 Limitation of Subsequent Corporate Actions.  It is expressly understood and agreed that the Company, the Acies Shareholders, and their affiliates will take all steps necessary to ensure that:

(a)

The Company will not enact a reverse split of its Common Stock for a period of eighteen (18) months after execution of this Agreement;

(b)

that the assets of Acies, if any, shall remain in the Company as part of its business operations for no less than twelve 12 months; and

(3)

that no more then ten percent (10%) of the amount of shares of the Company’s common stock outstanding immediately after the Closing Date shall be registered pursuant to an S-8 registration statement during each twelve (12) months following the date of execution of this Agreement.

Notwithstanding items (1), (2) and (3) the Company may waive such conditions stated above with a written waiver.  Other than (1), (2) and (3) of this Section, there are no restrictions upon the Company to inhibit, prevent, limit or restrict the Company from issuing additional securities of any class, preference or type after the date of the Closing.

XII.  MISCELLANEOUS

     12.1 Expenses. The Company will pay for its counsel and accountants and all their costs.  Acies will pay for its accountants and attorneys and all their costs including all expenses, fees and other costs associated with an audit of Acies financial statements pursuant to form and content of and requirements for financial statements as provided in Regulation S-X promulgated by the Securities and Exchange Commission within seventy-five (75) days of Closing.

     12.2 Survival of Representations, Warranties and Covenants.  All statements contained in this Agreement or in any certificate delivered by or on behalf of Acies or the Company pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations, warranties and covenants by Acies or the Company, as the case may be, hereunder. All representations, warranties and covenants made by Acies and by the Company in this Agreement, or pursuant hereto, shall survive through the Closing Date for a period of two (2) years.

     12.3 Nondisclosure.  The Company will not at any time after the date of this Agreement, without Acies' consent, divulge, furnish to or make accessible to anyone (other than to its representatives as part of its due diligence or corporate investigation) any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulae, plans, material, devices or ideas or know-how, whether patentable or not, with respect to any confidential or secret aspects (including, without limitation, customers or suppliers) ("Confidential Information") of Acies.

 Acies will not at any time after the date of this Agreement, without the Company's consent (except as may be required by law), use, divulge, furnish to or make accessible to anyone any Confidential Information (other than to its representatives as part of its due diligence or corporate investigation) with respect to the Company.     The undertakings set forth in the preceding two paragraphs of this Section 12.3 shall lapse if the Closing takes place as to the Company and Acies, but shall not lapse as to the officers and directors of the Company, individually.

     Any information, which (i) at or prior to the time of disclosure by either of Acies or the Company was generally available to the public through no breach of this covenant, (ii) was available to the public on a non-confidential basis prior to its disclosure by either of Acies or the Company or (iii) was made available to the public from a third party, provided that such third party did not obtain or disseminate such information in breach of any legal obligation to Acies or the Company, shall not be deemed Confidential Information for purposes hereof, and the undertakings in this covenant with respect to Confidential Information shall not apply thereto.

     12.4 Succession and Assignments; Third Party Beneficiaries.  This Agreement may not be assigned (either voluntarily or involuntarily) by any party hereto without the express written consent of the other party. Any attempted assignment in violation of this Section shall be void and ineffective for all purposes. In the event of an assignment permitted by this Section, this Agreement shall be binding upon the heirs, successors and assigns of the parties hereto. Except as expressly set forth in this Section, there shall be no third party beneficiaries of this Agreement.

     12.5 Notices.  All notices, requests, demands or other communications with respect to this Agreement shall be in writing and shall be (i) sent by facsimile transmission, (ii) sent by the federal postal service, registered or certified mail, return receipt requested, or (iii) personally delivered by a nationally recognized express overnight courier service, charges prepaid, to the addresses specified in writing by each party.

     Any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received on the earliest of (i) the day delivered to such address or sent by facsimile transmission, (ii) the fifth (5th) business day following the date deposited with the United States Postal Service, or (iii) twenty-four (24) hours after shipment by such courier service.

12.6 Construction.  This Agreement shall be construed and enforced in accordance with the internal laws of Nevada without giving effect to the principles of conflicts of law thereof.

     12.7 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

     12.8 No Implied Waiver; Remedies.  No failure or delay on the part of the parties hereto to exercise any right, power or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. All rights, powers and privileges granted herein shall be in addition to other rights and remedies to which the parties may be entitled at law or in equity.

     12.9 Entire Agreement.  This Agreement, including the Exhibits and Schedules attached hereto, sets forth the entire understandings of the parties with respect to the subject matter hereof, and it incorporates and merges any and all previous communications, understandings, oral or written, as to the subject matter hereof, and cannot be amended or changed except in writing, signed by the parties.

     12.10 Headings.  The headings of the Sections of this Agreement, where employed, are for the convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meanings of the parties.

     12.11 Severability.  To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

     12.12 Public Disclosure.  From and after the date hereof through the Closing Date, the Company shall not issue a press release or any other public announcement with respect to the transactions contemplated hereby without the prior consent of Acies, which consent shall not be unreasonably withheld or delayed. It is understood by Acies that the Company is required under the Exchange Act to make prompt disclosure of any material transaction.

12.13  No Bankruptcy and No Criminal Convictions.   None of the Parties to this Agreement, or their officers, directors or affiliates, promoters, beneficial shareholders or control persons, or any predecessor thereof have been subject to the following:

(a)

Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer within the past five (5) years;

(b)

Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c)

Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

(d)

Being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

12.14 Faxed Copies.  For purposes of this Agreement, a faxed signature shall constitute an original signature.

     THE PARTIES TO THIS AGREEMENT HAVE READ THIS AGREEMENT, HAVE HAD THE OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL OF THEIR OWN CHOICE, AND UNDERSTAND EACH OF THE PROVISIONS OF THIS AGREEMENT.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                                                        “COMPANY”

                                                                        ATLANTIC SYNERGY, INC.

                                                                        By: ______________________

                                                                        Name:  Terence Channon

                                                                        Title: President

                                                                        “ACIES”

                                                                           ACIES, INC.

                                                                        By: ______________________

                                                                        Name: Oleg Firer

                                                                        Title: President

“ACIES SHAREHOLDERS”

___________________________________________

Oleg Firer

6,000,000 common shares

___________________________________________

Jacob Shimon

6,000,000 common shares

___________________________________________

Miron Gulliadov

6,000,000 common shares

___________________________________________

Leonid Shimon

195,000 common shares

___________________________________________

David Fienerman

50,000 common shares

___________________________________________

Tamilia Khanukayeva

50,000 common shares

___________________________________________

Mark Lerner

20,000 common shares

___________________________________________

Riveka Glaz

15,000 common shares

___________________________________________

Karina Mitseinakher

15,000 common shares

___________________________________________

Yury Kan

260,000 common shares

GM Merchant Solution, Inc.

A New York Company

By: ________________________________________

Oleg Firer, President                 250,000 common shares

GMS Worldwide, LLC

By: ________________________________________

Oleg Firer, Member                  250,000 common shares